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                                                                    Exhibit 99.1

ENVIRONMENTAL TECTONICS CORPORATION SIGNS EQUITY LINE AGREEMENT

Southampton, PA-April 7, 2006- Environmental Tectonics Corporation (AMEX-ETC) ("ETC" or the "Company") today announced that it had entered into a Preferred Stock Purchase Agreement (the "Agreement") with H. F. "Gerry" Lenfest, a significant shareholder, investor and member of the Board of Directors of ETC. The Agreement permits ETC to unilaterally draw down up to $15 million over the next eighteen (18) months in exchange for shares of the Company's newly-created Series B Cumulative Convertible Preferred Stock ("Preferred Stock"). The Preferred Stock provides for a dividend equal to six (6) percent per annum. After three (3) years, the Preferred Stock will be convertible, at Mr. Lenfest's request, into ETC common shares at a conversion price (the "Conversion Price") which will be set on the day of each draw down. The Conversion Price will be equal to the closing price of the Company's common stock on the trading day immediately preceding the day in which the draw down occurs, subject to a floor price of $4.95 per common share. Drawdowns will not be permitted on any day when the Conversion Price would be less than this floor price. On the sixth anniversary of the Agreement, any issued and outstanding Preferred Stock will be mandatorily converted into ETC common stock at each set Conversion Price. The Agreement also allows for the Company to redeem any outstanding Preferred Stock any time within the six (6) year term of the Agreement. The Preferred Stock will vote with the ETC common stock on an as converted basis.

In connection with the execution of the Agreement, the Company drew down $3 million by issuing 3,000 shares of Preferred Stock with a Conversion Price equal to $4.95 per share.

Mr. Lenfest has been an investor and supporter of the Company since February 2003, when he participated in the Company's refinancing with PNC Bank.

William F. Mitchell, ETC's President and CEO, stated, "I am very pleased that Mr. Lenfest continues to show his support for ETC and our major initiatives. This equity line of credit will allow us to continue our major programs including Advanced Tactical Flight Simulation, the NASTAR Center, and our ADMS line of disaster and security simulators. I commend Mr. Lenfest for his efforts and want to personally thank him for his continuing involvement as an active Board member."

         ETC designs, develops, installs and maintains aircrew training systems, public entertainment systems, process simulation systems (sterilization and environmental), clinical hyperbaric systems, environmental testing and simulation systems, and related products for domestic and international customers.

         This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause our actual results, levels of activity, performance or achievements to be materially different from any other future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "could", "would", "expect", "plan", "anticipate", "believe", "estimate", "continue", or the negative of such terms or similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, contract cancellations, failure to obtain new contracts, political unrest in customer countries, unfavorable results in litigation, general

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economic conditions, and those issues identified from time to time in our
Securities and Exchange Commission filings and other public documents, including, without limitation, our Annual Report on Form 10-K/A for the fiscal year ended February 25, 2005.

Contact:  Duane D. Deaner, CFO TEL: 215-355-9100(ext. 1203) FAX: 215-357-4000

                           ETC - INTERNET HOME PAGE:      http://www.etcusa.com